Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021, relating to the consolidated financial statements of Net Element, Inc. appearing in Net Element’s Annual Report on Form 10-K for the years ended December 31, 2020 and 2019.

/s/ DASZKAL BOLTON LLP

Fort Lauderdale, Florida

November 4, 2021